  Exhibit 99.1

Transcript of
WidePoint Corporation
Fourth Quarter and Full Year 2020 Earnings Call
March 23, 2021

Participants

Jin Kang - Chief Executive Officer and President
Jason Holloway - Chief Sales & Marketing Officer
Kellie Kim - Chief Financial Officer

Analysts

Aman Gulani - B. Riley Financial
Barry Sine - Spartan Capital Securities LLC

Presentation

Operator
Good afternoon. Welcome to WidePoint’s Fourth Quarter and Full Year 2020 Earnings Conference Call. My name is Katherine and I will be your operator for today’s call.

Joining us for today’s presentation are WidePoint’s President and CEO, Jin Kang; Executive Vice President, and Chief Sales and Marketing Officer, Jason Holloway; and Executive Vice President and CFO, Kellie Kim. Following their remarks, we will open up the call for questions from WidePoint’s publishing analysts and major investors.

If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations team at WYY@GatewayIR.com.

Before we begin the call, I would like to provide WidePoint’s safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and other future performance of WidePoint Corporation that involves risks and uncertainties that could cause actual results to differ materially from those anticipated.

These risks and uncertainties are described in the company’s Form 10-K filed with the Securities and Exchange Commission. Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company’s website at www.WidePoint.com.

Now, I would like to turn the call over to WidePoint’s President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang - Chief Executive Officer and President
Thank you, operator, and good afternoon to everyone. Thank you for joining us today, to review our financial results for the fourth quarter and fiscal year ended December 31, 2020. As our financial results for the fourth quarter confirm, 2020 was the most successful year in WidePoint’s history.

We set records in each of our financial performance metrics, all during a pandemic, while seamlessly managing the largest mobility managed service contract in the country. We expanded our work with our systems integrator partners to secure new business, and we re-secured a major contract with our most prominent customer, the U.S. Department of Homeland Security.

Let me emphasize that this win was a $500 million 5-year contract. And unlike many in the federal government, where the award is made to multiple contractors, we were the sole awardee. I’m happy to report that for the full year 2020 our managed services revenue grew 29% to $42.7 million, and our gross profit increased 18% to $20.5 million.

As a result, our adjusted EBITDA increased 59% year-over-year to $5.7 million, which was right at the top of our guidance. Our net income increased approximately 4,460% from $226,000 in 2019 to $10.3 million in 2020. Our top-line revenue was approximately $180 million, which is a 77% increase, compared to approximately $102 million in 2019.

Additionally, we ended the year with an incredibly strong balance sheet with $16 million in cash and no debt. Kellie will walk through the details of the financials in a few minutes. But it’s worth reiterating that we generated these record results during a very challenging year with the pandemic.

There were many factors that contributed to our success in 2020. But 2 factors stand out. The first is that we have an incredibly flexible and scalable organization. I will once again take this opportunity to thank our dedicated staff for their diligence and their commitment. It is because of them that WidePoint has successfully managed a record amount of work during a logistically challenging year that drove positive financial performance for our shareholders.

The second is that we have an incredibly robust client base of large commercial enterprises and government agencies, including those who are at the forefront of the fight against COVID-19. The Department of Homeland Security, Customs and Border Protection, Immigration and Customs Enforcement, the U.S. Army Corps of Engineers, and the Department of Health and Human Services to name a few.

These 2 factors were paramount to our success. And they will be integral to WidePoint’s success in 2021 and beyond. But the single contract that caused the largest change to our business was, of course, the 2020 U.S. Census Project. This was the single largest managed mobility services project in the country.

For this project, we scaled the organization to deliver, manage, and now decommission approximately 700,000 devices in support of the 2020 decennial census. This project will serve as an excellent customer reference for us in the quarters to come, as it perfectly demonstrates our ability to scale, adapt to changing circumstances, and deliver quality service under pressure on an essential project.

As we pursue larger higher margin business opportunities, such a use-case will be integral to our future success. And more importantly, for the near-term, our core managed services business excluding census is stable and growing. So as this program comes to its natural conclusion, carrier services revenue will decline, presenting some significant comparison challenges on the top-line.

However, we believe we should see our gross margins improve in the quarters ahead. The operational highlights of the fourth quarter was that we re-secured a new major contract with the U.S. Department of Homeland Security.

On November 25th of last year, we announced the much anticipated news that we had won the Cellular Wireless Managed Services or CWMS. 2.0 contract. While we were always optimistic in our ability to secure this business, because of our excellent past performance rating and our quality relationship with this agency, we were very pleased to have, once again, earn the business from DHS. This single award contract is valued at up to $500 million. If all option periods are exercised, it will last through November 2025. It was an excellent accomplishment to cap off what was a monumental year. And it has set the positive tone for a successful 2021.

Before I dive into our priorities and expectations for this year, I will turn the call over to Jason, to provide you with some details on the sales momentum we’ve been building as we exited 2020 and into the new year. Then our CFO, Kellie Kim will walk us through the financial results of the fourth quarter and full year. Jason?

Jason Holloway - Chief Sales & Marketing Officer
Thank you, Jin. In the fourth quarter of 2020, we continue to effectively execute our sales strategy by successfully teaming with systems integrators and expanding our presence with both prominent players in the public and commercial sectors. As Jin mentioned, the most important contract win of the fourth quarter was the CWMS 2.0 contract. We’ve spent a great deal of time discussing this relationship in the past, so I won’t dwell on it today.

Suffice it to say that we are extremely pleased to see our expectations and our hard work manifest in re-securing this business and we are excited to be focusing our full attention on new business going forward. Excluding the DHS contract, we recorded more than 30 contractual actions during the fourth quarter of 2020, which had an aggregate value of more than $10.4 million.

Subsequent to the win with DHS, our subsidiary Soft-Ex secured several multi-year contracts with prominent European enterprises, including Cancom, Zetacom, and Three Ireland. It is highly encouraging to see robust demand for our advanced Digital Billing & Analytics solutions from commercial enterprises, for whom our solutions are just as applicable as they are for government customers. These solutions increased ROI for our clients, they provide a best-in-class platform to our clients’ customers, and they expand our foothold in the commercial space. They’re a win-win.

While we had commercial success, there’s no doubt that some commercial enterprises have faced headwinds from the pandemic. However, despite these headwinds, COVID-19 has accelerated cybersecurity efforts and encouraged more organizations to invest in new, more effectively secured solutions. And we are cautiously optimistic that these positive trends will remain dominant over the coming quarters.

As we entered the new year, we’ll continue to build on our sales momentum and secured several new wins that support this thesis. In February, we announced that we had secured a new contract from a Fortune Global 500 company to provide professional services, hardware and personal identity verification or PIV-I credentials. This contract simultaneously allowed us to add a new commercial client, it expanded the use of our credentials into a new U.S. federal agency, and it added high margin revenues to our books. It’s a great example of how the Identity Management business can efficiently drive success for WidePoint in multiple areas.

Also, in February, we announced that we secured a new contract to issue External Certificate Authority credentials to a hospital that interacts with the U.S. Department of Health & Human Services or HHS. Our ECA credentials allow the hospitals’ employees and industry partners to access HHS systems securely and effectively. These are among the most important lines of defense our government has for preventing cyber intrusions. It seems that every week, we read about hacks and headlines, and as data breaches become more prevalent and more damaging the demand for our credentials grow.

We continue to believe the IdM business will be a material driver for WidePoint in the upcoming quarters and years. And that is in part due to the partnership that we have with SYNNEX. As the SYNNEX partnership continues to develop, we are continuing to enhance our TM2 capabilities to ensure that were as competitively positioned as possible to help both current and prospective clients manage the mobile landscape effectively and securely.

In addition to the TM2 enhancements, we also recently expanded our sales team. I am excited that we were able to strategically recruit a very strong commercial enterprise sales director from IBM, who has added to our already strong pipeline of opportunities.

Suffice it to say that with our current sales momentum, our enhanced team and macro tailwinds driving our industry forward, WidePoint remains an incredibly strong position and we look forward to continuing to execute on our sales strategy in 2021.

With that, I will hand the call over to Kellie. Kellie?

Kellie Kim - Chief Financial Officer
Thank you, Jason. Good afternoon, everyone. I’m pleased to share more details on the fourth quarter and full year 2020 results. Turning to our results for the fourth quarter, revenue was $28.4 million, up slightly from the $28.1 million reported for the same quarter last year. Carrier services revenues declined to $19.5 million from $19.8 million in the fourth quarter of last year.

Towards the end of the fourth quarter, a significant portion of savings to a large carrier services customer came through, resulting in a reduction in carrier services revenue. If it were not for a $10.6 million credit issued to our customer, our total fourth quarter revenue would have been closer to $40 million. While this shift impacted our top-line, its effects on the rest of our financial performance were immaterial given the low margins we earned from carrier services’ revenues.

Managed services revenue increased by 7% to $8.9 million from $8.3 million in the fourth quarter of last year. The increase in managed services was primarily due to expansions with federal government clients. As a result for the full year 2020, our total revenue was $180.3 million, up 77% from $101.7 million last year. Carrier services revenues for fiscal 2020 were $137.6 million or 76% of total revenue compared to carrier services of $68.7 million, or 68% of total revenue in 2019.

Our total revenue would have been approximately $191 million, if it were not for a large credit as discussed above. Managed services revenues for the full year 2020 increased 29% to $42.7 million, or 24% of total revenue from $33 million, or 32% of total revenue in 2019. Year-over-year growth for both the quarter and the full year were primarily driven by increases in revenue from carrier services and managed services due to higher demand.

Our gross profit for the fourth quarter 2020 was $4.8 million consistent with $4.8 million in the fourth quarter of 2019. Similarly, gross margin was 17% in the fourth quarter of 2020, and 17% in 2019. For the full year, our gross profit increased 18% to $20.5 million, or 11% of total revenue from $17.4 million in 2019, or 17% of total revenue. The increase in gross profit was due to an increase in managed services revenue. As managed services become a higher percentage of total revenue in 2021, it is our expectation that gross margins will return to more historical levels and may increase long-term.

In the fourth quarter of 2020, operating expenses decreased 8% to $4.1 million from $4.5 million in the fourth quarter of last year. For the full year 2020, our operating expenses increased by 4% to $17.2 million from $16.5 million. The increase in SG&A expense for the full year reflects higher payroll costs consistent with higher employee count to support the increased business, partially offset by reduced travel costs. Additionally, during 2020, we invested approximately $2.1 million compared to $1.9 million last year in product development to enhance our technology platform, and portal integration.

For the fourth quarter 2020, GAAP net income was $8.3 million, an improvement from net loss of $34,000 in the fourth quarter of 2019. For the full year, net income was $10.3 million, compared to $0.2 million in 2019. During the fourth quarter, we’ve recognized $8.2 million from a reversal of deferred tax asset valuation allowance. Excluding this onetime non-cash tax benefit, our net income would have been $2.1 million or $0.25 per diluted share, which is a substantial improvement from 2019 with EPS was $0.03, accounting for the 1-for-10 reverse split.

On a non-GAAP basis, EBITDA for the fourth quarter 2020 increased 39% to $1.1 million from $0.8 million last year. For the full year ended December 31, 2020, EBITDA increased 71% to $4.9 million from $2.8 million last year. Our non-GAAP adjusted EBITDA increased 30% to $1.3 million in the fourth quarter from $1 million in the same period 2019. For the full year 2020, adjusted EBITDA increased 59% to $5.7 million from $3.6 million in 2019 both metrics were at the top end of the guidance range.

Shifting to cash flow and the balance sheet, we exited the quarter with $16 million in cash, or $1.86 per diluted share, net working capital of $13 million and approximately $5 million available to drawdown on our credit facility. Our operating cash flow was $6.4 million. Capital expenditures were $1.2 million compared to $0.5 million last year, and $3.7 million increase in net cash from our financing activities.

We plan to continue our investments in technology and expect to be in the range of $1.2 million to $1.5 million for the full year 2021. This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-K, which was filed prior to this call.

So with that, I would like to turn it back to Jin.

Jin Kang - Chief Executive Officer and President
Thank you, Kellie, and thank you, Jason. 2020 was a transformative year for WidePoint, we set records in nearly all of our financial metrics by driving profitable managed services revenues, which added to our bottom line in each quarter. We’ve seamlessly scaled our organization during a pandemic to manage nearly 700,000 devices for the largest managed mobility services project in the country, the 2020 U.S. Census. We re-secured a major new contract with one of the most prominent customers, the U.S. Department of Homeland Security as projected. We successfully effectuated a reverse stock split. And we ended the year with a strong balance sheet that provides us with the financial ability to make strategic acquisitions that will be accretive to our business.

As we look towards the future, we remain confident that 2021 will be another positive year for WidePoint. At this early stage in the year, it’s difficult to forecast our financial performance for 2021 and provide financial projections at this time because the timing of variables are not fully known.

But we are optimistic that 2021 will be another positive and profitable year for WidePoint. As I mentioned in my introductory remarks, our managed services revenues are growing sustainably. The focus of this team has always been to grow profitably and that remains our goal. Our objective is to continue to grow managed services revenue, which will increase our gross profit margins, and drive positive adjusted EBITDA and net income.

We will endeavor to match or exceed the profitability benchmarks set in 2020 in the coming year. And given our flexibility and adaptability, which we demonstrated throughout 2020, we believe that these targets are well within our reach. The need to manage and secure the remote workforce is even more imperative today than it was a year ago, with hacking and cyber attacks on the rise.

We believe that our TM2 products and services will continue to be relied upon to facilitate a more flexible workforce as we provide the IT infrastructure that allows the workforce to work remotely and our IdM solution provides for secure communication among devices from these remote sites.

And the 2 unique aspects of our organization that I mentioned at the start of this call, which helped drive our success in 2020. Our adaptability and our robust base of large commercial and government customers will continue to be advantages for us in the quarters and years to come.

Given what we’ve seen so far from the new presidential administration and the reputation we’ve developed from servicing the needs of high-profile agencies on the frontline of our fight against the pandemic, we believe our government business will remain strong in 2021. But our intention is not to be passive and allow our business to be dictated by macro-trends.

We intend to actively grow WidePoint both organically and inorganically. Inorganically, the search for right acquisition targets continue. There were a number of targets we’ve added at the end of last year, so seriously that we were required to take measures to ensure that we had the balance sheet necessary to tackle them.

This included utilizing our at-the-market offering to opportunistically raise a net $5.4 million by selling 500,000 shares at an average share price of $11.62 from the end of the fourth quarter through the second week of January. $4.3 million of which was added to our balance sheet before the end of the year.

However, as we progress deeper into the due diligence process, it became apparent that these prospects were not ideal candidates, and we opted to move in a different direction. The good news is that with $16 million on the balance sheet and positive cash flow from operations, we are better positioned than ever to find a target that will be the highest possible benefit to our organization. And therefore, we have no plans to sell additional shares at this time.

Organically, we’re continuing to enhance our technical capabilities to make our solutions more attractive and more competitive. And we are continuing to invest in sales and marketing to improve our prospects of securing new business. As Jason mentioned, we are expanding our TLM capabilities to include new offerings and services, which we believe will allow us to cross-sell more effectively by the end of the year.

We are partnering with mobile equipment providers to include our IdM solutions as part of our product offerings. And we are continuing to work on our FedRAMP certification, which once completed will be a substantial competitive advantage.

We also launched our Green Initiative Policy at the start of this year. We are focused on identifying and maximizing every opportunity we have to manage our clients’ mobile assets and technology in an environmentally safe and responsible manner and eventually reach a zero carbon footprint for our organization.

But this initiative isn’t just for WidePoint. Our solutions like device recycling can actually help our customers achieve their ESG objectives. And with those objectives, being top of mind for many companies, this could be another driver for our business. Among our many objectives for 2021 is to continue improving these processes and all other environmental, social and corporate governance or ESG aspects of our business throughout 2021.

We believe that our green initiatives represent a win-win opportunity to protect our environment, while also increasing our profitable revenues. More news will be forthcoming on this front in the quarters ahead. We’ve set the bar incredibly high with the operational and financial successes of the past year.

But given our current position and the momentum we built heading into 2021, we are confident that we’ll continue executing on our TM2 strategy to drive value for our shareholders.

With that covered, we are ready to take questions from our analysts and major shareholders. Operator, will you please open the call for questions?

Operator
Certainly. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] Your first question is coming from Aman Gulani from B. Riley. Your line is live.

Q: Hey, guys, thanks for taking my question. I wanted to ask, can you give us an update on some of the commercial opportunities you’re seeing with SYNNEX, given its current acquisition of Tech Data?

Jin Kang - Chief Executive Officer and President
Hi, Aman. It’s good to hear from you. We just heard about the Tech Data. We have some relationship with Tech Data already. We are resellers of some of their security products on our GSA schedule. So by SYNNEX and Tech Data merging, I think that that represent additional opportunities to utilize their reseller network.

And so, we have been working with SYNNEX and their 800 or so – 800-plus resellers and we had some successes there. And we’re optimistic that we’ll be able to capture additional revenue during this – utilizing their reseller model, as the pandemic gets under control. And I think that they’ll – Tech Data has additional resellers as well. And so, we’ll be leveraging that, hopefully, when the deal is consummated further.

Q: Okay, thanks. And given that your new DHS contract was one on best value basis, what opportunity is there for WidePoint to generate better margins on managed service provided to member agencies like the Coast Guard and Border Control?

Jin Kang - Chief Executive Officer and President
There will be additional news forthcoming really shortly. And, I don’t want to steal any thunder from that. But I will tell you that we have captured several contracts. I think if you go out to FPDS.gov, you’ll be able to see some of the task orders that are already have been awarded under the DHS contract.

Also, this time around, we did negotiate higher rates for our managed services. Additionally, we are looking at adding the FEMA agency under DHS under this contract. We are team with the current contractor that is currently supporting FEMA and they are our subcontractor this time around. So, as the contract ends for that particular contractor, we foresee that contract coming under the CWMS umbrella. So we should see an increase in volume for WidePoint.

Q: Okay. And then, in 2020 how much managed service revenue was attributable to the census project?

Jin Kang - Chief Executive Officer and President
In terms of the census project, it was approximately – I think I have it in my notes here. Kellie, do you remember what the total was on that?

Kellie Kim - Chief Financial Officer
The percentage that pertains from the Census Project to the overall, it was a little over 10% over managed services.

Jin Kang - Chief Executive Officer and President
Yeah. So again, our objective is to equal or beat our profitability performance of 2020 in 2021. We feel that that target is well within our reach. And that is our goal to outperform our profitability performance in 2021 that we set in 2020.

Q: Okay. Yeah, just last question for me. What do you think the probability of growing managed services in 2021 is versus 2020?

Jin Kang - Chief Executive Officer and President
I’m sorry, say that again.

Q: The probability of growing managed services in 2021 relative to 2020?

Jin Kang - Chief Executive Officer and President
Yeah, as I said, I mean, our objective is to beat the performance benchmarks set in 2020 for both profitability and our managed services. And I think based upon our past performance and what we have in the sales too, it’s within our reach.

Q: Okay, thank you. I’ll jump back in the queue.

Jin Kang - Chief Executive Officer and President
Okay, thank you. Thank you, Aman.

Operator
[Operator Instructions] Your next question is coming from Barry Sine from Spartan Capital Securities. Your line is live.

Q: Hey, good afternoon, folks.

Jin Kang - Chief Executive Officer and President
Hi, Barry.

Q: I’ve never asked Jason a question. So, Jason, let me put you on the hot seat if you don’t mind. You started out talking about it. I think there’s been a press release on this $10.4 million in contracts in the fourth quarter. Some of those are new and some are renewals. If it’s new, it’s going to represent growth – if it’s just renewal. Could you break any of that out? And then – or just give us a sense of it.

And then, also any sense – I don’t think there was any timing, if that’s over the next month that’s a big deal, if it’s over the next 10 years not such a big deal. Could you kind of break some of that out for us, please?

Jin Kang - Chief Executive Officer and President
Yeah, I’m sorry, Barry. Looks like Jason is having a little bit of trouble with his audio. So I’ll try to answer that. In terms of the $10.4 million, a lot of that was resigning of current customers at higher rates, so some of that revenue does represent net new revenue. And there are some new customers that some of the IdM customers, but there are – I wouldn’t say that there are huge. And so in terms of the net new revenues that are coming in, I would say maybe 10% of that was new revenue – net new revenues.

Q: Okay. And if I look at the 10-K, commercial revenue was down for the year. And presumably some of that is going to be due to COVID. But I would have thought COVID is also a benefit to you, as you have more workers working remotely, you’re supporting the devices for that remote work. And then going forward after a flat year in commercial, you’ve now hired a new sales head from IBM. If you could elaborate a little bit on that and maybe even give us the person’s name?

Jin Kang - Chief Executive Officer and President
Yeah. So in terms of the remote workforce, we have increased demand on the government side, but on the commercial side that we haven’t seen an increase in demand on the commercial side. However, as the pandemic is starting to wind down a little bit, you may have seen our press release on Cancom and Zetacom [in Zurich] [ph]. And we see some of these things coming to fruition. And so you’ll see some of the increases happening in the next few quarters on the commercial side.

Q: And could you elaborate a little bit on that new hire from IBM?

Jin Kang - Chief Executive Officer and President
The new hire from IBM – our new hire from IBM, I guess, I can release his name. His name is Jim – nope, I cannot name him. Well, he is one of a higher level director over there at IBM. He does have a book of business that he has brought to us. And we feel pretty confident that a lot of these opportunities will be coming to fruition this year. And it is making our sales pipeline stronger than it already is.

Q: Got it. Kellie, may I ask you some numbers questions?

Jin Kang - Chief Executive Officer and President
We will put out a press release at some point on the name and in the coming quarter, I believe. Yes.

Q: Okay. I’ll refer to him as Jim until then.

Jin Kang - Chief Executive Officer and President
Jim from IBM. That’s good.

Q: Yeah. Kellie, some numbers question. You gave a lot of guidance-type information out there. I wanted to start and talk about what you said about the gross margin, obviously, a huge difference in gross margin almost nothing for carrier and very attractive margin for managed services. And obviously the mix is shifting back towards manage now that census is over. I don’t want to put words in your mouth. But I think you told us to kind of look back prior to the census era for WidePoint, maybe if I look back 2017 was 18% gross margin; 2018, 18.2%; and 2019, 17.1%, consolidated gross margin. Are those the types of levels that you’re thinking that we get back to now that that census contract has worked its way through?

Kellie Kim - Chief Financial Officer
Yeah, I – with the mix of managed services becoming higher to our top line, we should see the range, you just stated between 17% and 18%, depending on the mix quarter-to-quarter.

Jin Kang - Chief Executive Officer and President
And we’re endeavoring to try to make that better, and that’s our goal to, again, make our profitability, gross profit margins better. And as we add on additional managed services that’s our primary goal for 2021; one of our primary goals.

Q: And Kellie, towards the end of your comments, you talked about a $1.2 million to $1.5 million number. I kind of wasn’t paying attention when you said that. I think that’s you’re making IT investments, and that’s going to be incremental number in G&A. Is that fair?

Kellie Kim - Chief Financial Officer
No. That is our planned capital investment in technology. So that is in reference to, I guess, you can use that information for forecasting depreciation expense and cash flow.

Q: So that capital expense, not an expense item that’s going to run through the income statement?

Kellie Kim - Chief Financial Officer
Correct.

Jin Kang - Chief Executive Officer and President
Correct.

Q: And lastly, for Kellie, if you could elaborate a little bit on that tax item that went through the income statement, a big, big number. And if I can kind of paraphrase GAAP, it sounds like now that you have more confidence that you’re going to be consistently profitable, you brought some of the deferred tax assets through the income statement, because you’re now under whatever the GAAP rules are comfortable taking some of that deferred access – asset and putting it to the income statement. Is that fair?

Kellie Kim - Chief Financial Officer
That’s exactly right. And we have pretty detailed information in the 10-K, in the Note 14. But basically the allowance was established in 2014 after management’s assessment that the deferred tax asset will not be realizable due to cumulative losses. Fast forward several years to 2020, we re-determined that the – we can realize these deferred tax benefits, primarily due to the 3-year cumulative positive income. So we reversed, not all of it, but majority of what was in the allowance, $8.2 million. And so there is still about $2 million left on the box.

Q: Okay. And my last question, Jin, you gave a lot of information in terms of what you’re thinking with M&A. You kicked a lot of tires, I guess, in the fourth quarter, nothing came through; you’ve got a very nice balance sheet. Could you give us a sense, what types of parameters you’re thinking of as you look at acquisitions in 2 different buckets? First, from a financial perspective, would you lever up to buy something? Or would it be more something you can afford with your cash? Would you do something that’s dilutive, now that you’re finally consistently profitable? What are your financial parameters?

And then your strategic parameters are you looking for something that will take you more global? Are there certain product categories that you’d like to add maybe cybersecurity, so you’re not reselling other people’s products? Could you give us a sense of, what you guys are thinking of as we do see that big announcement; we have a way to kind of analyze it?

Jin Kang - Chief Executive Officer and President
Right, so I’ll take the last one first and tell you about the size of the acquisition that we’re looking for. So in terms of companies that we’re looking for, our companies in our adjacent areas, so that will provide us some vertical integration opportunities that will add to our capabilities, both anything to have to do with our Trusted Mobility Management footprint. That could be Identity Management, it could be Telecom Lifecycle Management, or anything that adds to those capabilities, also our Digital Billing & Analytics, and there’s a lot of potential companies that are out there.

We’re also looking for companies that that where we can acquire new customers, so horizontal integration find companies that do the similar thing that we do, bring them onto our delivery platform. So we are still looking for those companies in terms of size. We would like to do a larger deal than a smaller deal, because a smaller deal will take just as much time we were finding out. And we’ve been reviewing a lot of these companies. And they were smaller, we would say within the $10 million range. And I think in those ranges, there’s a lot of personal investment in these companies by the founders of the company. And it’s kind of like negotiating to adopt their baby kind of thing.

And so, we were finding it very difficult, because they feel that their babies are the most beautiful babies that exist on earth. And so, I think what we’re trying to do is to move upstream a little bit, maybe in the range of $45 million, $50 million range, where we will look for a potential consultant to help us weed out lot of the noise that’s out there, so that we don’t spend so much time going through up to the due diligence process.

And so, we’re looking in terms of $40 million to $50 million, maybe even $60 million range. And I think that that’s well within our reach.

Q: And financial parameters, it sounds like you are going to go through the cash if you find something like that, and perhaps to take on some debt and perhaps even issue additional equity.

Jin Kang - Chief Executive Officer and President
Potentially, what we would like to do, as I said before, is obviously use cash and lever up where we can. And I think there is a potential that we may offer equity, but we will do that as a last resort.

Q: And would you do something that sets you back from a profitability or an EBITDA standpoint significantly?

Jin Kang - Chief Executive Officer and President
No, we are trying to avoid that as much as possible. Never say never. But we want to remain profitable at least on an adjusted EBITDA basis. We do not want to backslide into non-profitability.

Q: Okay. Thank you very much.

Jin Kang - Chief Executive Officer and President
Okay, thank you, Barry.

Operator
At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint’s IR team at WYY@GatewayIR.com. I’d now like to turn the call back to Mr. Jin Kang for his closing remarks.

Jin Kang - Chief Executive Officer and President
Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions that we did not answer today, please contact our IR team. You can find their full contact information at the bottom of today’s earnings release. Thank you again and have a great evening.

Operator
Thank you, ladies and gentlemen. This does conclude today’s event. You may disconnect at this time and have a wonderful day. Thank you for your participation.